UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 ______________

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

ExactTarget, Inc.
(Name of Issuer)

Common Stock, $.0005 par value per share
(Title of Class of Securities)

30064K105
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30064K105	13G	Page 2 of 43

1	NAMES OF REPORTING PERSONS Greenspring Associates, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,356,322*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,356,322*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,356,322*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Greenspring Global Partners I, L.P. (“GGP I”) is the record owner of 179,872 shares of Common Stock as of December 31, 2012 (the “GGP I Shares”). As Greenspring Associates, Inc. is the general partner of Greenspring General Partner I, L.P. which is the general partner of GGP I, Greenspring Associates, Inc. may be deemed to own beneficially the GGP I Shares. Greenspring Associates, Inc. is the general partner of Greenspring General Partner II, L.P. which is the general partner of Greenspring Global Partners II, L.P. (“GGP II”), Greenspring Global Partners II-A, L.P. (“GGP IIA”), and Greenspring Global Partners II-B, L.P. (“GGP IIB”). GGP II is the record owner of 1,723,696 shares of Common Stock as of December 31, 2012 (the “GGP II Shares”). GGP IIA is the record owner of 42,444 shares of Common Stock as of December 31, 2012 (the “GGP IIA Shares”). GGP IIB is the record owner of 410,310 shares of Common Stock as of December 31, 2012 (the “GGP IIB Shares”). As the general partner of Greenspring General Partner II, L.P., the general partner of GGP II, GGP IIA and GGP IIB, Greenspring Associates, Inc. may be deemed to beneficially own the GGP II Shares, the GGP IIA Shares and the GGP IIB Shares.

CUSIP No. 30064K105	13G	Page 3 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 179,872*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 179,872*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,872*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners I, L.P. (“GGP I”) is the record owner of 179,872 shares of Common Stock as of December 31, 2012 (the “GGP I Shares”). As Greenspring General Partner I, L.P. is the general partner of GGP I, Greenspring General Partner I, L.P. may be deemed to own beneficially the GGP I Shares. Greenspring Associates, Inc. , as the general partner of Greenspring General Partner I, L.P., the general partner of GGP I, may also be deemed to own beneficially the GGP I Shares.

CUSIP No. 30064K105	13G	Page 4 of 43

1	NAMES OF REPORTING PERSONS Greenspring General Partner I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 179,872*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 179,872*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,872*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners I, L.P. (“GGP I”) is the record owner of 179,872 shares of Common Stock as of December 31, 2012 (the “GGP I Shares”). As Greenspring General Partner I, L.P. is the general partner of GGP I, Greenspring General Partner I, L.P. may be deemed to own beneficially the GGP I Shares. Greenspring Associates, Inc., as the general partner of Greenspring General Partner I, L.P., the general partner of GGP I, may also be deemed to own beneficially the GGP I Shares.

CUSIP No. 30064K105	13G	Page 5 of 43

1	NAMES OF REPORTING PERSONS Greenspring General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,176,450*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,176,450*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,176,450*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*Greenspring General Partner II, L.P. is the general partner of Greenspring Global Partners II, L.P. (“GGP II”), Greenspring Global Partners II-A, L.P. (“GGP IIA”), and Greenspring Global Partners II-B, L.P. (“GGP IIB”). GGP II is the record owner of 1,723,696 shares of Common Stock as of December 31, 2012 (the “GGP II Shares”). GGP IIA is the record owner of 42,444 shares of Common Stock as of December 31, 2012 (the “GGP IIA Shares”). GGP IIB is the record owner of 410,310 shares of Common Stock as of December 31, 2012 (the “GGP IIB Shares”). As Greenspring General Partner II is the general partner of GGP II, GGP IIA and GGP IIB, Greenspring General Partner II, L.P. may be deemed to beneficially own the GGP II Shares, the GGP IIA Shares and the GGP IIB Shares. Greenspring Associates, Inc., as the general partner of Greenspring General Partner II, L.P. may also be deemed to beneficially own the GGP II Shares, the GGP IIA Shares and the GGP IIB Shares.

CUSIP No. 30064K105	13G	Page 6 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,723,696*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,723,696*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,723,696*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners II, L.P. (“GGP II”) is the record owner of 1,723,696 shares of Common Stock as of December 31, 2012 (the “GGP II Shares”). As Greenspring General Partner II, L.P. is the general partner of GGP II, Greenspring General Partner II, L.P. may be deemed to own beneficially the GGP II Shares. Greenspring Associates, Inc., as the general partner of Greenspring General Partner II, L.P., the general partner of GGP II, may also be deemed to own beneficially the GGP II Shares.

CUSIP No. 30064K105	13G	Page 7 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners II-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 42,444*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 42,444*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,444*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners II-A, L.P. (“GGP II-A”) is the record owner of 42,444 shares of Common Stock as of December 31, 2012 (the “GGP II-A Shares”). As Greenspring General Partner II, L.P. is the general partner of GGP II-A, Greenspring General Partner II, L.P. may be deemed to own beneficially the GGP II-A Shares. Greenspring Associates, Inc., as the general partner of Greenspring General Partner II, L.P., the general partner of GGP II-A, may also be deemed to own beneficially the GGP II-A Shares.

CUSIP No. 30064K105	13G	Page 8 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners II-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 410,310*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 410,310*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 410,310*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners II-B, L.P. (“GGP II-B”) is the record owner of 410,310 shares of Common Stock as of December 31, 2012 (the “GGP II-B Shares”). As Greenspring General Partner II, L.P. is the general partner of GGP II-B, Greenspring General Partner II, L.P. may be deemed to own beneficially the GGP II-B Shares. Greenspring Associates, Inc., as the general partner of Greenspring General Partner II, L.P., the general partner of GGP II-B, may also be deemed to own beneficially the GGP II-B Shares.

CUSIP No. 30064K105	13G	Page 9 of 43

1	NAMES OF REPORTING PERSONS Greenspring GP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,228,378*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,228,378*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,228,378*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* Greenspring GP III, LLC is the general partner of Greenspring General Partner III, L.P. which is the general partner of Greenspring Global Partners III, L.P. (“GGP III”), Greenspring Global Partners III-A, L.P. (“GGP IIIA”), and Greenspring Global Partners III-B, L.P. (“GGP IIIB”). GGP III is the record owner of 1,111,154 shares of Common Stock as of December 31, 2012 (the “GGP III Shares”). GGP IIIA is the record owner of 509,626 shares of Common Stock as of December 31, 2012 (the “GGP IIIA Shares”). GGP IIIB is the record owner of 1,607,598 shares of Common Stock as of December 31, 2012 (the “GGP IIIB Shares”). As the general partner of Greenspring General Partner III, L.P., the general partner of GGP III, GGP IIIA and GGP IIIB, Greenspring GP III, LLC may be deemed to beneficially own the GGP III Shares, the GGP IIIA Shares and the GGP IIIB Shares.

CUSIP No. 30064K105	13G	Page 10 of 43

1	NAMES OF REPORTING PERSONS Greenspring General Partner III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,228,378*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,228,378*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,228,378*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*Greenspring General Partner III, L.P. is the general partner of Greenspring Global Partners III, L.P. (“GGP III”), Greenspring Global Partners III-A, L.P. (“GGP IIIA”), and Greenspring Global Partners III-B, L.P. (“GGP IIIB”). GGP III is the record owner of 1,111,154 shares of Common Stock as of December 31, 2012 (the “GGP III Shares”). GGP IIIA is the record owner of 509,626 shares of Common Stock as of December 31, 2012 (the “GGP IIIA Shares”). GGP IIIB is the record owner of 1,607,598 shares of Common Stock as of December 31, 2012 (the “GGP IIIB Shares”). As Greenspring General Partner III, L.P. is the general partner of GGP III, GGP IIIA and GGP IIIB, Greenspring General Partner III, L.P. may be deemed to beneficially own the GGP III Shares, the GGP IIIA Shares and the GGP IIIB Shares. Greenspring GP III, LLC, as the general partner of Greenspring General Partner III, L.P. may also be deemed to beneficially own the GGP III Shares, the GGP IIIA Shares and the GGP IIIB Shares.

CUSIP No. 30064K105	13G	Page 11 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,111,154*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,111,154*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,111,154*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners III, L.P. (“GGP III”) is the record owner of 1,111,154 shares of Common Stock as of December 31, 2012 (the “GGP III Shares”). As Greenspring General Partner III, L.P. is the general partner of GGP III, Greenspring General Partner III, L.P. may be deemed to own beneficially the GGP III Shares. Greenspring GP III, LLC, as the general partner of Greenspring General Partner III, L.P., the general partner of GGP III, may also be deemed to own beneficially the GGP III Shares.

CUSIP No. 30064K105	13G	Page 12 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners III-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 509,626*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 509,626*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 509,626*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners III-A, L.P. (“GGP III-A”) is the record owner of 509,626 shares of Common Stock as of December 31, 2012 (the “GGP III-A Shares”). As Greenspring General Partner III, L.P. is the general partner of GGP III-A, Greenspring General Partner III, L.P. may be deemed to own beneficially the GGP III-A Shares. Greenspring GP III, LLC, as the general partner of Greenspring General Partner III, L.P., the general partner of GGP III-A, may also be deemed to own beneficially the GGP III-A Shares.

CUSIP No. 30064K105	13G	Page 13 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners III-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,607,598*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,607,598*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,607,598*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners III-B, L.P. (“GGP III-B”) is the record owner of 1,607,598 shares of Common Stock as of December 31, 2012 (the “GGP III-B Shares”). As Greenspring General Partner III, L.P. is the general partner of GGP III-B, Greenspring General Partner III, L.P. may be deemed to own beneficially the GGP III-B Shares. Greenspring GP III, LLC, as the general partner of Greenspring General Partner III, L.P., the general partner of GGP III-B, may also be deemed to own beneficially the GGP III-B Shares.

CUSIP No. 30064K105	13G	Page 14 of 43

1	NAMES OF REPORTING PERSONS Greenspring GP IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,660,714*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,660,714*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,660,714*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* Greenspring GP IV, LLC is the general partner of Greenspring General Partner IV, L.P. which is the general partner of Greenspring Global Partners IV-A, L.P. (“GGP IVA”), Greenspring Global Partners IV-B, L.P. (“GGP IVB”), and Greenspring Global Partners IV-C, L.P. (“GGP IVC”). GGP IVA is the record owner of 214,936 shares of Common Stock as of December 31, 2012 (the “GGP IVA Shares”). GGP IVB is the record owner of 1,806,036 shares of Common Stock as of December 31, 2012 (the “GGP IVB Shares”). GGP IVC is the record owner of 639,742 shares of Common Stock as of December 31, 2012 (the “GGP IVC Shares”). As the general partner of Greenspring General Partner IV, L.P., the general partner of GGP IVA, GGP IVB and GGP IVC, Greenspring GP IV, LLC may be deemed to beneficially own the GGP IVA Shares, the GGP IVB Shares and the GGP IVC Shares.

CUSIP No. 30064K105	13G	Page 15 of 43

1	NAMES OF REPORTING PERSONS Greenspring General Partner IV, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,660,714*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,660,714*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,660,714*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*Greenspring General Partner IV, L.P. is the general partner of Greenspring Global Partners IV-A, L.P. (“GGP IVA”), Greenspring Global Partners IV-B, L.P. (“GGP IVB”), and Greenspring Global Partners IV-C, L.P. (“GGP IVC”). GGP IVA is the record owner of 214,936 shares of Common Stock as of December 31, 2012 (the “GGP IVA Shares”). GGP IVB is the record owner of 1,806,036 shares of Common Stock as of December 31, 2012 (the “GGP IVB Shares”). GGP IVC is the record owner of 639,742 shares of Common Stock as of December 31, 2012 (the “GGP IVC Shares”). As Greenspring General Partner IV, L.P. is the general partner of GGP IVA, GGP IVB and GGP IVC, Greenspring General Partner IV, L.P. may be deemed to beneficially own the GGP IVA Shares, the GGP IVB Shares and the GGP IVC Shares. Greenspring GP IV, LLC, as the general partner of Greenspring General Partner IV, L.P. may also be deemed to beneficially own the GGP IVA Shares, the GGP IVB Shares and the GGP IVC Shares.

CUSIP No. 30064K105	13G	Page 16 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners IV-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 214,936*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 214,936*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 214,936*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners IV-A, L.P. (“GGP IV-A”) is the record owner of 214,936 shares of Common Stock as of December 31, 2012 (the “GGP IV-A Shares”). As Greenspring General Partner IV, L.P. is the general partner of GGP IV-A, Greenspring General Partner IV, L.P. may be deemed to own beneficially the GGP IV-A Shares. Greenspring GP IV, LLC, as the general partner of Greenspring General Partner IV, L.P., the general partner of GGP IV-A, may also be deemed to own beneficially the GGP IV-A Shares.

CUSIP No. 30064K105	13G	Page 17 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners IV-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,806,036*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,806,036*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,806,036*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners IV-B, L.P. (“GGP IV-B”) is the record owner of 1,806,036 shares of Common Stock as of December 31, 2012 (the “GGP IV-B Shares”). As Greenspring General Partner IV, L.P. is the general partner of GGP IV-B, Greenspring General Partner IV, L.P. may be deemed to own beneficially the GGP IV-B Shares. Greenspring GP IV, LLC, as the general partner of Greenspring General Partner IV, L.P., the general partner of GGP IV-B, may also be deemed to own beneficially the GGP IV-B Shares.

CUSIP No. 30064K105	13G	Page 18 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners IV-C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 639,742*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 639,742*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 639,742*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners IV-C, L.P. (“GGP IV-C”) is the record owner of 639,742 shares of Common Stock as of December 31, 2012 (the “GGP IV-C Shares”). As Greenspring General Partner IV, L.P. is the general partner of GGP IV-C, Greenspring General Partner IV, L.P. may be deemed to own beneficially the GGP IV-C Shares. Greenspring GP IV, LLC, as the general partner of Greenspring General Partner IV, L.P., the general partner of GGP IV-C, may also be deemed to own beneficially the GGP IV-C Shares.

CUSIP No. 30064K105	13G	Page 19 of 43

1	NAMES OF REPORTING PERSONS Greenspring GP V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 500,000*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 500,000*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* Greenspring GP V, LLC is the general partner of Greenspring General Partner V, L.P. which is the general partner of Greenspring Global Partners V-A, L.P. (“GGP VA”), and Greenspring Global Partners V-C, L.P. (“GGP VC”). GGP VA is the record owner of 409,716 shares of Common Stock as of December 31, 2012 (the “GGP VA Shares”). GGP VC is the record owner of 90,284 shares of Common Stock as of December 31, 2012 (the “GGP VC Shares”). As the general partner of Greenspring General Partner V, L.P., the general partner of GGP VA and GGP VC, Greenspring GP V, LLC may be deemed to beneficially own the GGP VA Shares and the GGP VC Shares.

CUSIP No. 30064K105	13G	Page 20 of 43

1	NAMES OF REPORTING PERSONS Greenspring General Partner V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 500,000*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 500,000*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*Greenspring General Partner V, L.P. is the general partner of Greenspring Global Partners V-A, L.P. (“GGP VA”) and Greenspring Global Partners V-C, L.P. (“GGP VC”). GGP VA is the record owner of 409,716 shares of Common Stock as of December 31, 2012 (the “GGP VA Shares”). GGP VC is the record owner of 90,284 shares of Common Stock as of December 31, 2012 (the “GGP VC Shares”). As Greenspring General Partner V, L.P. is the general partner of GGP VA and GGP VC, Greenspring General Partner V, L.P. may be deemed to beneficially own the GGP VA Shares and the GGP VC Shares. Greenspring GP V, LLC, as the general partner of Greenspring General Partner V, L.P. may also be deemed to beneficially own the GGP VA Shares and the GGP VC Shares.

CUSIP No. 30064K105	13G	Page 21 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners V-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 409,716*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 409,716*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 409,716*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners V-A, L.P. (“GGP V-A”) is the record owner of 409,716 shares of Common Stock as of December 31, 2012 (the “GGP V-A Shares”). As Greenspring General Partner V, L.P. is the general partner of GGP V-A, Greenspring General Partner V, L.P. may be deemed to own beneficially the GGP V-A Shares. Greenspring GP V, LLC, as the general partner of Greenspring General Partner V, L.P., the general partner of GGP V-A, may also be deemed to own beneficially the GGP V-A Shares.

CUSIP No. 30064K105	13G	Page 22 of 43

1	NAMES OF REPORTING PERSONS Greenspring Global Partners V-C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 90,284*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 90,284*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,284*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Global Partners V-C, L.P. (“GGP V-C”) is the record owner of 90,284 shares of Common Stock as of December 31, 2012 (the “GGP V-C Shares”). As Greenspring General Partner V, L.P. is the general partner of GGP V-C, Greenspring General Partner V, L.P. may be deemed to own beneficially the GGP V-C Shares. Greenspring GP V, LLC, as the general partner of Greenspring General Partner V, L.P., the general partner of GGP V-C, may also be deemed to own beneficially the GGP V-C Shares.

CUSIP No. 30064K105	13G	Page 23 of 43

1	NAMES OF REPORTING PERSONS Greenspring FF-GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 250,000*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 250,000*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* Greenspring FF-GP II, LLC is the general partner of Greenspring FF-GP II, L.P. which is the general partner of Greenspring Growth Equity II, L.P. (“GGE II”). GGE II is the record owner of 250,000 shares of Common Stock as of December 31, 2012 (the “GGE II Shares”). As the general partner of Greenspring FF-GP II, L.P., the general partner of GGE II, Greenspring FF-GP II, LLC may be deemed to beneficially own the GGE II Shares.

CUSIP No. 30064K105	13G	Page 24 of 43

1	NAMES OF REPORTING PERSONS Greenspring FF-GP II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 250,000*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 250,000*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring FF-GP II, L.P. is the general partner of Greenspring Growth Equity II, L.P. (“GGE II”). GGE II is the record owner of 250,000 shares of Common Stock as of December 31, 2012 (the “GGE II Shares”). As Greenspring FF-GP II, L.P. is the general partner of GGE II, Greenspring FF-GP II, L.P. may be deemed to beneficially own the GGE II Shares. Greenspring FF-GP II, LLC, as the general partner of Greenspring FF-GP II, L.P., may also be deemed to beneficially own the GGE II Shares.

CUSIP No. 30064K105	13G	Page 25 of 43

1	NAMES OF REPORTING PERSONS Greenspring Growth Equity II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 250,000*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 250,000*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Growth Equity II, L.P. (“GGE II”) is the record owner of 250,000 shares of Common Stock as of December 31, 2012 (the “GGE II Shares”). As Greenspring FF-GP II, L.P. is the general partner of GGE II, Greenspring FF-GP II, L.P. may be deemed to own beneficially the GGE II Shares. Greenspring FF-GP II, LLC, as the general partner of Greenspring FF-GP II, L.P., the general partner of GGE II, may also be deemed to own beneficially the GGE II Shares.

CUSIP No. 30064K105	13G	Page 26 of 43

1	NAMES OF REPORTING PERSONS Greenspring Crossover I GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,135,598*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,135,598*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,135,598*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* Greenspring Crossover I GP, LLC is the general partner of Greenspring Crossover I GP, L.P. which is the general partner of Greenspring Crossover Ventures I, L.P. (“GCV I”). GCV I is the record owner of 1,135,598 shares of Common Stock as of December 31, 2012 (the “GCV I Shares”). As the general partner of Greenspring Crossover I GP, L.P., the general partner of GCV I, Greenspring Crossover I GP, LLC may be deemed to beneficially own the GCV I Shares.

CUSIP No. 30064K105	13G	Page 27 of 43

1	NAMES OF REPORTING PERSONS Greenspring Crossover I GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,135,598*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,135,598*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,135,598*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Crossover I GP, L.P. is the general partner of Greenspring Crossover Ventures I, L.P. (“GCV I”). GCV I is the record owner of 1,135,598 shares of Common Stock as of December 31, 2012 (the “GCV I Shares”). As Greenspring Crossover I GP, L.P. is the general partner of GCV I, Greenspring Crossover I GP, L.P. may be deemed to beneficially own the GCV I Shares. Greenspring Crossover I GP, LLC, as the general partner of Greenspring Crossover I GP, L.P., may also be deemed to beneficially own the GCV I Shares.

CUSIP No. 30064K105	13G	Page 28 of 43

1	NAMES OF REPORTING PERSONS Greenspring Crossover Ventures I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,135,598*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,135,598*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,135,598*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Crossover Ventures I, L.P. (“GCV I”) is the record owner of 1,135,598 shares of Common Stock as of December 31, 2012 (the “GCV I Shares”). As Greenspring Crossover I GP, L.P. is the general partner of GCV I, Greenspring Crossover I GP, L.P. may be deemed to own beneficially the GCV I Shares. Greenspring Crossover I GP, LLC, as the general partner of Greenspring Crossover I GP, L.P., the general partner of GCV I, may also be deemed to own beneficially the GCV I Shares.

CUSIP No. 30064K105	13G	Page 29 of 43

1	NAMES OF REPORTING PERSONS Greenspring Opportunities GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 50,000*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 50,000*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* Greenspring Opportunities GP II, LLC is the general partner of Greenspring Opportunities General Partner II, L.P. which is the general partner of Greenspring Opportunities II, L.P. (“GO II”). Greenspring Opportunities GP II, LLC is also the general partner of Greenspring Opportunities General Partner II-A, L.P. which is the general partner of Greenspring Opportunities II-A, L.P. (“GO II-A”). GO II is the record owner of 46,062 shares of Common Stock as of December 31, 2012 (the “GO II Shares”). GO II-A is the record owner of 3,938 shares of Common Stock as of December 31, 2012 (the “GO II-A Shares”). As the general partner of Greenspring Opportunities General Partner II, L.P., the general partner of GO II, Greenspring Opportunities GP II, LLC may be deemed to beneficially own the GO II Shares. As the general partner of Greenspring Opportunities General Partner II-A, L.P., the general partner of GO II-A, Greenspring Opportunities GP II, LLC may be deemed to beneficially own the GO II-A Shares.

CUSIP No. 30064K105	13G	Page 30 of 43

1	NAMES OF REPORTING PERSONS Greenspring Opportunities General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 46,062*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 46,062*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,062*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Opportunities General Partner II, L.P. is the general partner of Greenspring Opportunities II, L.P. (“GO II”). GO II is the record owner of 46,062 shares of Common Stock as of December 31, 2012 (the “GO II Shares”). As Greenspring Opportunities General Partner II, L.P. is the general partner of GO II, Greenspring Opportunities General Partner II, L.P. may be deemed to beneficially own the GO II Shares. Greenspring Opportunities GP II, LLC, as the general partner of Greenspring Opportunities General Partner II, L.P., may also be deemed to beneficially own the GO II Shares.

CUSIP No. 30064K105	13G	Page 31 of 43

1	NAMES OF REPORTING PERSONS Greenspring Opportunities II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 46,062*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 46,062*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,062*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Opportunities II, L.P. (“GO II”) is the record owner of 46,062 shares of Common Stock as of December 31, 2012 (the “GO II Shares”). As Greenspring Opportunities General Partner II, L.P. is the general partner of GO II, Greenspring Opportunities General Partner II, L.P. may be deemed to own beneficially the GO II Shares. Greenspring Opportunities GP II, LLC, as the general partner of Greenspring Opportunities General Partner II, L.P., the general partner of GO II, may also be deemed to own beneficially the GO II Shares.

CUSIP No. 30064K105	13G	Page 32 of 43

1	NAMES OF REPORTING PERSONS Greenspring Opportunities General Partner II-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,938*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,938*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,938*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Opportunities General Partner II-A, L.P. is the general partner of Greenspring Opportunities II-A, L.P. (“GO II-A”). GO II-A is the record owner of 3,938 shares of Common Stock as of December 31, 2012 (the “GO II-A Shares”). As Greenspring Opportunities General Partner II-A, L.P. is the general partner of GO II-A, Greenspring Opportunities General Partner II-A, L.P. may be deemed to beneficially own the GO II-A Shares. Greenspring Opportunities GP II, LLC, as the general partner of Greenspring Opportunities General Partner II-A, L.P., may also be deemed to beneficially own the GO II-A Shares.

CUSIP No. 30064K105	13G	Page 33 of 43

1	NAMES OF REPORTING PERSONS Greenspring Opportunities II-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,938*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,938*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,938*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* Greenspring Opportunities II-A, L.P. (“GO II-A”) is the record owner of 3,938 shares of Common Stock as of December 31, 2012 (the “GO II-A Shares”). As Greenspring Opportunities General Partner II-A, L.P. is the general partner of GO II-A, Greenspring Opportunities General Partner II-A, L.P. may be deemed to own beneficially the GO II-A Shares. Greenspring Opportunities GP II, LLC, as the general partner of Greenspring Opportunities General Partner II-A, L.P., the general partner of GO II-A, may also be deemed to own beneficially the GO II-A Shares.

CUSIP No. 30064K105	13G	Page 34 of 43

1	NAMES OF REPORTING PERSONS James Lim
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 8,000
	6	SHARED VOTING POWER 10,181,012*
	7	SOLE DISPOSITIVE POWER 8,000
	8	SHARED DISPOSITIVE POWER 10,181,012*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,189,012*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* The shares reported in boxes 6, 8 and 9 include: 1,135,598 Shares of Common Stock owned of record by Greenspring Crossover Ventures I, L.P., 179,872 by Greenspring Global Partners I, L.P., 1,723,696 by Greenspring Global Partners II, L.P., 42,444 by Greenspring Global Partners II-A, L.P., 410,310 by Greenspring Global Partners II-B, L.P., 1,111,154 by Greenspring Global Partners III, L.P., 509,626 by Greenspring Global Partners III-A, L.P., 1,607,598 by Greenspring Global Partners III-B, L.P., 214,936 by Greenspring Global Partners IV-A, L.P., 1,806,036 by Greenspring Global Partners IV-B, L.P., 639,742 by Greenspring Global Partners IV-C, L.P., 409,716 by Greenspring Global Partners V-A, L.P., 90,284 by Greenspring Global Partners V-C, L.P., 250,000 by Greenspring Growth Equity II, L.P., 46,062 by Greenspring Opportunities II, L.P., and 3,938 by Greenspring Opportunities II-A, L.P.

Greenspring Associates, Inc. is the general partner of Greenspring Global Partners I, L.P. and Greenspring General Partner II, L.P. Greenspring General Partner II, L.P. is the general partner of Greenspring Global Partners II, L.P., Greenspring Global Partners II-A, L.P., and Greenspring Global Partners II-B, L.P. Greenspring GP III, LLC is the general partner of Greenspring General Partner III, L.P. and Greenspring General Partner III, L.P. is the general partner of Greenspring Global Partners III, L.P., Greenspring Global Partners III-A, L.P., and Greenspring Global Partners III-B, L.P. Greenspring GP IV, LLC is the general partner of Greenspring General Partner IV, L.P. and Greenspring General Partner IV, L.P. is the general partner of Greenspring Global Partners IV-A, L.P., Greenspring Global Partners IV-B, L.P., and Greenspring Global Partners IV-C, L.P.

Greenspring GP V, LLC is the general partner of Greenspring General Partner V, L.P. and Greenspring General Partner V, L.P. is the general partner of Greenspring Global Partners V-A, L.P. and Greenspring Global Partners V-C, L.P. Greenspring FF-GP II, LLC is the general partner of Greenspring FF-GP II, L.P. and Greenspring FF-GP II, L.P. is the general partner of Greenspring Growth Equity II, L.P. Greenspring Crossover I GP, LLC is the general partner of Greenspring Crossover I GP, L.P. and Greenspring Crossover I GP, L.P. is the general partner of Greenspring Crossover Ventures I, L.P. Greenspring Opportunities GP II, LLC is the general partner of Greenspring Opportunities General Partner II, L.P. and Greenspring Opportunities General Partner II-A, L.P. and Greenspring Opportunities General Partner II, L.P. is the general partner of Greenspring Opportunities II, L.P. and Greenspring Opportunities General Partner II-A, L.P. is the general partner of Greenspring Opportunities II-A, L.P.

James Lim and Charles Ashton Newhall are the managing members of Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, Greenspring Opportunities GP II, LLC and Greenspring Associates, Inc. As managing members, James Lim and Charles Ashton Newhall may be deemed to have shared voting and dispositive power over the shares of Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, Greenspring Opportunities GP II, LLC and Greenspring Associates, Inc. Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, Greenspring Associates, Inc. and Greenspring Opportunities GP II, LLC have the sole voting and dispositive power over the shares owned by each Greenspring Associates affiliates noted above.

CUSIP No. 30064K105	13G	Page 35 of 43

1	NAMES OF REPORTING PERSONS Charles Aston Newhall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,100
	6	SHARED VOTING POWER 10,181,187*
	7	SOLE DISPOSITIVE POWER 1,100
	8	SHARED DISPOSITIVE POWER 10,181,187*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,182,287*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* The shares reported in boxes 6, 8 and 9 include: 175 Shares of Common Stock held by wife, and 1,135,598 Shares of Common Stock owned of record by Greenspring Crossover Ventures I, L.P., 179,872 by Greenspring Global Partners I, L.P., 1,723,696 by Greenspring Global Partners II, L.P., 42,444 by Greenspring Global Partners II-A, L.P., 410,310 by Greenspring Global Partners II-B, L.P., 1,111,154 by Greenspring Global Partners III, L.P., 509,626 by Greenspring Global Partners III-A, L.P., 1,607,598 by Greenspring Global Partners III-B, L.P., 214,936 by Greenspring Global Partners IV-A, L.P., 1,806,036 by Greenspring Global Partners IV-B, L.P., 639,742 by Greenspring Global Partners IV-C, L.P., 409,716 by Greenspring Global Partners V-A, L.P., 90,284 by Greenspring Global Partners V-C, L.P., 250,000 by Greenspring Growth Equity II, L.P., 46,062 by Greenspring Opportunities II, L.P., and 3,938 by Greenspring Opportunities II-A, L.P.

Greenspring Associates, Inc. is the general partner of Greenspring Global Partners I, L.P. and Greenspring General Partner II, L.P. Greenspring General Partner II, L.P. is the general partner of Greenspring Global Partners II, L.P., Greenspring Global Partners II-A, L.P., and Greenspring Global Partners II-B, L.P. Greenspring GP III, LLC is the general partner of Greenspring General Partner III, L.P. and Greenspring General Partner III, L.P. is the general partner of Greenspring Global Partners III, L.P., Greenspring Global Partners III-A, L.P., and Greenspring Global Partners III-B, L.P. Greenspring GP IV, LLC is the general partner of Greenspring General Partner IV, L.P. and Greenspring General Partner IV, L.P. is the general partner of Greenspring Global Partners IV-A, L.P., Greenspring Global Partners IV-B, L.P., and Greenspring Global Partners IV-C, L.P.

Greenspring GP V, LLC is the general partner of Greenspring General Partner V, L.P. and Greenspring General Partner V, L.P. is the general partner of Greenspring Global Partners V-A, L.P. and Greenspring Global Partners V-C, L.P. Greenspring FF-GP II, LLC is the general partner of Greenspring FF-GP II, L.P. and Greenspring FF-GP II, L.P. is the general partner of Greenspring Growth Equity II, L.P. Greenspring Crossover I GP, LLC is the general partner of Greenspring Crossover I GP, L.P. and Greenspring Crossover I GP, L.P. is the general partner of Greenspring Crossover Ventures I, L.P. Greenspring Opportunities GP II, LLC is the general partner of Greenspring Opportunities General Partner II, L.P. and Greenspring Opportunities General Partner II-A, L.P. and Greenspring Opportunities General Partner II, L.P. is the general partner of Greenspring Opportunities II, L.P. and Greenspring Opportunities General Partner II-A, L.P. is the general partner of Greenspring Opportunities II-A, L.P.

James Lim and Charles Ashton Newhall are the managing members of Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, Greenspring Opportunities GP II, LLC and Greenspring Associates, Inc. As managing members, James Lim and Charles Ashton Newhall may be deemed to have shared voting and dispositive power over the shares of Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, Greenspring Opportunities GP II, LLC and Greenspring Associates, Inc. Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, Greenspring Associates, Inc. and Greenspring Opportunities GP II, LLC have the sole voting and dispositive power over the shares owned by each Greenspring Associates affiliates noted above.

CUSIP No. 30064K105	13G	Page 36 of 43

Item 1(a).	Name of Issuer: ExactTarget, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

20 North Meridian Street, Indianapolis, IN 46204.

Item 2(a).	Names of Persons Filing: This statement is being filed by:

Greenspring Associates, Inc.

Greenspring Global Partners I, L.P.

Greenspring General Partner II, L.P.

Greenspring Global Partners II, L.P.

Greenspring Global Partners II-A, L.P.

Greenspring Global Partners II-B, L.P.

Greenspring GP III, LLC

Greenspring General Partner III, L.P.

Greenspring Global Partners III, L.P.

Greenspring Global Partners III-A, L.P.

Greenspring Global Partners III-B, L.P.

Greenspring GP IV, LLC

Greenspring General Partner IV, L.P.

Greenspring Global Partners IV-A, L.P.

Greenspring Global Partners IV-B, L.P.

Greenspring Global Partners IV-C, L.P.

Greenspring GP V, LLC

Greenspring General Partner V, L.P.

Greenspring Global Partners V-A, L.P.

Greenspring Global Partners V-C, L.P.

Greenspring FF-GP II, LLC

Greenspring FF-GP II, L.P.

Greenspring Growth Equity II, L.P.

Greenspring Crossover I GP, LLC

Greenspring Crossover I GP, L.P.

Greenspring Crossover Ventures I, L.P.

Greenspring Opportunities GP II, LLC

Greenspring Opportunities General Partner II, L.P.

Greenspring Opportunities General Partner II-A, L.P.

Greenspring Opportunities II, L.P.

Greenspring Opportunities II-A, L.P.

James Lim

Charles Ashton Newhall

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons”.

Item 2(b).	Address of Principal Business Office or, if None, Residence: The address of the principal business office of each of the individuals and entities filing is: 100 Painters Mill Road, Suite 700, Owings Mills, MD 21117.

CUSIP No. 30064K105	13G	Page 37 of 43

Item 2(c).     Citizenship: Greenspring Associates, Inc. is a corporation organized under the laws of the State of Delaware. Greenspring Global Partners I, L.P., Greenspring General Partner II, L.P., Greenspring Global Partners II, L.P., Greenspring Global Partners II-A, L.P., Greenspring Global Partners II-B, L.P., Greenspring General Partner III, L.P., Greenspring Global Partners III, L.P., Greenspring Global Partners III-A, L.P., Greenspring Global Partners III-B, L.P., Greenspring General Partner IV, L.P., Greenspring Global Partners IV-A, L.P., Greenspring Global Partners IV-B, L.P., Greenspring Global Partners IV-C, L.P., Greenspring General Partner V, L.P., Greenspring Global Partners V-A, L.P., Greenspring Global Partners V-C, L.P., Greenspring FF-GP II, L.P., Greenspring Growth Equity II, L.P., Greenspring Crossover I GP, L.P., Greenspring Crossover Ventures I, L.P., Greenspring Opportunities General Partner II, L.P., Greenspring Opportunities General Partner II-A, L.P., Greenspring Opportunities II, L.P., and Greenspring Opportunities II-A, L.P. are limited partnerships organized under the laws of the State of Delaware. Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, and Greenspring Opportunities GP II, LLC are limited liability companies organized under the laws of the State of Delaware. James Lim and Charles Aston Newhall are both United States citizens.

Item 2(d).	Title of Class of Securities: Common Stock, $.0005 par value (“Common Stock”).

Item 2(e).	CUSIP Number: 30064K105.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

The approximate percentages set forth on the cover sheets for each Reporting Person are calculated based on 68,081,668 shares of Common Stock reported by the Issuer to be outstanding as of November 5, 2012 on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2012.

The following information with respect to the ownership of the ordinary Shares of Common Stock of the Issuer by the Reporting Persons filing this Statement is provided as of December 31, 2012:

(a)	Amount Beneficially Owned: See Line 9 of cover sheets.

(b)	Percent of Class: See Line 11 of cover sheets.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Line 5 of cover sheets.

(ii)	shared power to vote or to direct the vote: See Line 6 of cover sheets.

(iii)	sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

(iv)	shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

CUSIP No. 30064K105	13G	Page 38 of 43

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary

Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Please see Exhibit 1, Joint Filing Agreement.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d–1(c).

CUSIP No. 30064K105	13G	Page 39 of 43

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 14, 2013

GREENSPRING GLOBAL PARTNERS I, L.P.

By:	Greenspring General Partner I, L.P.,
its General Partner
By:	Greenspring Associates, Inc.

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS II, L.P.

By:	Greenspring General Partner II, L.P.,
its General Partner
By:	Greenspring Associates, Inc.

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS II-A, L.P.

By:	Greenspring General Partner II, L.P.,
its General Partner
By:	Greenspring Associates, Inc.

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS II-B, L.P.

By:	Greenspring General Partner II, L.P.,
its General Partner
By:	Greenspring Associates, Inc.

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

CUSIP No. 30064K105	13G	Page 40 of 43

GREENSPRING GLOBAL PARTNERS III, L.P.

By:	Greenspring General Partner III, L.P.,
its General Partner
By:	Greenspring GP III LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-A, L.P.

By:	Greenspring General Partner III, L.P.,
its General Partner
By:	Greenspring GP III LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-B, L.P.

By:	Greenspring General Partner III, L.P.,
its General Partner
By:	Greenspring GP III LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS IV-A, L.P.

By:	Greenspring General Partner IV, L.P.,
its General Partner
By:	Greenspring GP IV LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

CUSIP No. 30064K105	13G	Page 41 of 43

GREENSPRING GLOBAL PARTNERS IV-B, L.P.

By:	Greenspring General Partner IV, L.P.,
its General Partner
By:	Greenspring GP IV LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS IV-C, L.P.

By:	Greenspring General Partner IV, L.P.,
its General Partner
By:	Greenspring GP IV LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING CROSSOVER VENTURES I, L.P.

By:	Greenspring Crossover I GP, L.P.,
its General Partner
By:	Greenspring Crossover I GP, LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS V-A, L.P.

By:	Greenspring General Partner V, L.P.,
its General Partner
By:	Greenspring GP V LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

CUSIP No. 30064K105	13G	Page 42 of 43

GREENSPRING GLOBAL PARTNERS V-C, L.P.

By:	Greenspring General Partner V, L.P.,
its General Partner
By:	Greenspring GP V LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GROWTH EQUITY II, L.P.

By:	Greenspring FF-GP II, L.P.,
its General Partner
By:	Greenspring FF- GP II, LLC

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING OPPORTUNITIES II, L.P.

By:	Greenspring General Partner II, L.P.,
its General Partner
By:	Greenspring Opportunities GP II, LLC,
its General Partner

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING OPPORTUNITIES II-A, L.P.

By:	Greenspring General Partner II-A, L.P.,
its General Partner
By:	Greenspring Opportunities GP II, LLC,
its General Partner

By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

*
James Lim

CUSIP No. 30064K105	13G	Page 43 of 43

*
Charles Ashton Newhall

*By:	/s/ Eric Thompson
Eric Thompson
As attorney-in-fact

This Schedule 13G was executed by Eric Thompson on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.